EXHIBIT 99.1

EQUATOR Beverage Company Reports its 2023 Q1 Results

JERSEY CITY, N.J./ ACCESSWIRE / April 27, 2023 - EQUATOR Beverage Company (OTC: MOJO) reported its results of operations for the quarter ended March 31, 2023. The 10-Q was filed on April 24, 2023 with the United States Securities and Exchange Commission.

Highlights include:

•	Q1 Net Revenue increased to $515,633 from $379,657, a 36% improvement, the highest first quarter revenue in the company's history.

•	The Gross Margin came in at a strong 39% which was the same as Q1 2022.

•	Net Income increased to $4,485 a $139,864, an improvement from a net loss of ($135,379) for the same period last year.

During the first quarter of 2023, EQUATOR Beverage focused on adding points of sale for our products across all channels.  In addition, we also relaunched our products in 3,800 grocery stores in the northeast.  The relaunch was necessary due to the negative effects of   Covid-19

EQUATOR Beverage also started shipping to 6,000 alternative channel stores whose primary business is not food and beverage sales.   We believe this helps EQUATOR Beverage by introducing the products at checkout to customers that might not otherwise be aware of the brand.

This year, the US Patent and Trademark Office granted EQUATOR Beverage Company final approval for the word mark EQUATOR Beverage® and final approval for its symbol mark which is on all of our products, labels, and cartons.  These registered marks are for coconut water as a beverage; and non-alcoholic beverages namely coconut water with carbonation, coconut water with fruit juice, coconut water with caffeine, pH enhanced water with carbonation, pH enhanced drinking water, carbonated coconut water with juice.

EQUATOR Beverage will commence shipment of its Sparkling Energy Drinks in Q2 2023.  These energy drinks are female centric which we believe is a market that has been underserved.

Below are the flavors that will be available to consumers:

For additional information contact Glenn Simpson CEO EQUATOR Beverage Company at 929 264 7944 Stock Symbol: MOJO

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward- looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified.

Future events and actual results could differ materially from those set forth in, contemplated or underlying the forward-looking statements. The risks and uncertainties to which forward- looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.

Related Links: https://equatorbeverage.com/

Contact:

Glenn Simpson, Chairman & CEO

Phone Number: 929 264 7944

SOURCE: EQUATOR Beverage Company